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                                                                   EXHIBIT 10.21

                            JOINT VENTURE AGREEMENT


                                    BETWEEN


                                NORDSTROM, INC.


                                      AND


                              NORDSTROM.COM, INC.




                                  DATED AS OF


                                AUGUST 24, 1999



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                                TABLE OF CONTENTS

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                                                                                          Page

ARTICLE I  DEFINED TERMS.....................................................................1
        1.1  Defined Terms...................................................................1
        1.2  References and Titles..........................................................10

ARTICLE II  REPRESENTATIONS AND WARRANTIES..................................................10
        2.1  Representations and Warranties Regarding Nordstrom.............................10
        2.2  Representations and Warranties of Nordstrom.com, Inc...........................21

ARTICLE III  PRE-CLOSING AGREEMENTS.........................................................24
        3.1  Conduct of Business............................................................24
        3.2  No Solicitation................................................................25
        3.3  Expenses.......................................................................25
        3.4  Approvals; Additional Documents; and Further Assurances........................25
        3.5  Access and Information.........................................................26
        3.6  Notification of Certain Matters................................................26
        3.7  Transfer Charges...............................................................26
        3.8  Brokers or Finders.............................................................26
        3.9  Bulk Sales Law.................................................................26
        3.10  Employee Benefit Matters......................................................26
        3.11  Employee Arrangements.........................................................27

ARTICLE IV  CONDITIONS PRECEDENT; CLOSING...................................................28
        4.1  Conditions to Each Party's Obligation..........................................28
        4.2  Conditions to Obligation of Nordstrom..........................................28
        4.3  Conditions to Obligations of the Nordstrom.com, Inc............................29
        4.4  Closing........................................................................30
        4.5  Assumption of Liabilities and Obligations......................................30
        4.6  Calculation of Assuming Working Capital Liabilities............................30

ARTICLE V  POST-CLOSING COVENANTS...........................................................31
        5.1  Indemnification................................................................31
        5.2  Store Discounts................................................................33
        5.3  Employee Benefit Plans.........................................................34
        5.4  Equity Incentives..............................................................35
        5.5  Employees......................................................................35
        5.6  Nordstrom Holdings.............................................................35
        5.7  Merger of Nordstrom.com, Inc. and Nordstrom Holdings...........................37

ARTICLE VI  TERMINATION, AMENDMENT AND WAIVER...............................................38
        6.1  Termination....................................................................38
        6.2  Effect of Termination..........................................................39
        6.3  Amendment......................................................................39
        6.4  Extension; Waiver..............................................................39


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
ARTICLE VII  GENERAL PROVISIONS.............................................................40
        7.1  Notices........................................................................40
        7.2  Entire Agreement...............................................................42
        7.3  Further Assurances; Post-Closing Cooperation...................................42
        7.4  Waiver.........................................................................42
        7.5  Third-Party Beneficiaries......................................................42
        7.6  No Assignment; Binding Effect..................................................42
        7.7  Headings.......................................................................42
        7.8  Invalid Provisions.............................................................42
        7.9  Governing Law..................................................................43
        7.10  Construction..................................................................43
        7.11  Counterparts..................................................................43
        7.12  Specific Performance..........................................................43
        7.13  Dispute Resolution............................................................43

Exhibits:

Exhibit A            --      Form of Assumption Agreement
Exhibit B            --      Form of Bill of Sale and Assignment
Exhibit C            --      Bylaws
Exhibit D            --      Form of Investors' Rights Agreement
Exhibit E            --      Form of License Agreement
Exhibit F            --      Form of Operating Agreement
Exhibit G            --      Form of Put Agreement
Exhibit H            --      Form of Restated Certificate
Exhibit I            --      Form of Right of First Refusal and Co-Sale Agreement
Exhibit J            --      Form of Services Agreement
Exhibit K            --      Form of Stock Purchase Agreement
Exhibit L            --      Form of Supply Agreement

Schedules:

Schedule 2.1(d)(i)   --      Consents Required under Contracts
Schedule 2.1(d)(ii)  --      Consents Required from Governmental Entities
Schedule 2.1(f)      --      Financial Statements; Absence of Certain Changes or Events
Schedule 2.1(g)(i)   --      Compliance with Laws
Schedule 2.1(g)(ii)  --      Licenses and Permits
Schedule 2.1(h)      --      Litigation
Schedule 2.1(k)      --      Leased Real Property
Schedule 2.1(l)      --      Personal Property
Schedule 2.1(m)      --      Liens and Encumbrances
Schedule 2.1(n)      --      Environmental
Schedule 2.1(o)      --      Taxes
Schedule 2.1(p)      --      Certain Agreements
Schedule 2.1(q)      --      Employee Benefit Plans
Schedule 2.1(r)      --      Employees; Labor Relations
Schedule 2.1(s)      --      Intellectual Property
Schedule 3.8         --      Brokers and Finders


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
Schedule 5.3         --      Excluded Benefit Plans


                                      iii
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                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT


               This AMENDED AND RESTATED JOINT VENTURE AGREEMENT (this "Agreement") is made and entered into as of August 24, 1999, between Nordstrom, Inc., a Washington corporation ("Nordstrom"), and Nordstrom.com, Inc., a Delaware corporation ("Nordstrom.com, Inc.").

                                    RECITALS

               Nordstrom, through its wholly owned subsidiary, Nordstrom.com Holdings, Inc., a Washington corporation ("Nordstrom Holdings"), and Nordstrom.com, Inc. plan to form Nordstrom.com, LLC, a Delaware limited liability company ("LLC"), to engage in the Business (as defined below), subject to the terms and conditions set forth below.

                                   AGREEMENTS

               NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                  DEFINED TERMS

               1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

               "Accounts Receivable" means the rights of Nordstrom or any Nordstrom Affiliate to payment for merchandise sold to customers pursuant to the Business.

               "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person.

               "Applicable Laws" means all applicable laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity.

               "Assets" means all the tangible and intangible assets owned, leased, or licensed by Nordstrom or any Nordstrom Affiliate that are used or held for use primarily in connection with the Business, but specifically excluding therefrom the Excluded Assets. Without limiting the foregoing, the Assets to be assigned, transferred and delivered by Nordstrom and/or Nordstrom Holdings hereunder shall include the following:

                      (a) the Personal Property;

                      (b) the Leased Real Property;



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                      (c) the Licenses and Permits;

                      (d) the Assumed Contracts;

                      (e) the Intellectual Property, subject to any consents required for transfer of such Intellectual Property;

                      (f) the Accounts Receivable as of the close of business on the day immediately preceding the Closing Date;

                      (g) all books and records relating to the Business (excluding those described in clause (b) of the definition of "Excluded Assets"), including executed copies of the Assumed Contracts, or if no executed agreement exists, summaries of such Assumed Contracts transferred pursuant to clause (e) above;

                      (h) all computer programs and software, and all rights and interests of Business in and to computer programs and software used primarily in connection with the Business (but excluding computer programs and software maintained and operated by Nordstrom for its entire business and not primarily for the Business), subject to any consents required for transfer of such computer programs and software;

                      (i) all rights and claims of Nordstrom or any Nordstrom Affiliate whether mature, contingent or otherwise, against third parties that relate primarily to the Business (other than the Excluded Assets), whether in tort, contract, or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, indemnities, representations and guarantees made by manufacturers, suppliers, vendors, sellers, transferors or predecessors (except to the extent of any counterclaim or defense to a claim against Nordstrom or any Nordstrom Affiliate that exists after the Closing);

                      (j) all intangible assets of Nordstrom or any Nordstrom Affiliate primarily relating to the Business not specifically described above, including goodwill; and

                      (k) petty cash on hand as of the Closing Date of Nordstrom and any Nordstrom Affiliate for use solely in the Business.

               "Assumed Contracts" means (a) those Contracts set forth on
Schedule 2.1(p) that are identified as being assumed by the LLC, (b) all other Contracts of Nordstrom or any Nordstrom Affiliate that relate primarily to the Assets or the Business, and (c) all Contracts entered into by Nordstrom or any Nordstrom Affiliate on or after the date of this Agreement and before the Closing in the ordinary course of business that relate primarily to the Assets or the Business.

               "Assumed Liabilities" means the liabilities and obligations assumed by the LLC at the Closing pursuant to Section 4.5(a).

               "Assumed Working Capital Liabilities" means the following:


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                      (a) accounts payable of Nordstrom or any Nordstrom
Affiliate for goods and services primarily for the benefit of the Business incurred in the ordinary course of business;

                      (b) amounts due or accrued in the ordinary course of business for wages, salaries, profit-sharing payments, bonuses, vacations and other employee benefits by Nordstrom or any Nordstrom Affiliate for employees whose primary service is for the benefit of the Business as of the close of business; and

                      (c) any other current liabilities of Nordstrom or any Nordstrom Affiliate incurred in the ordinary course of business primarily for the benefit of the Business (but excluding liabilities for product returns, except to the extent the LLC fails to perform its obligations under the Supply Agreement to accept returns of products sold through the Business on or before the Closing Date or to the extent provided in the Supply Agreement).

               "Assumption Agreement" means the Assumption Agreement between Nordstrom and/or a Nordstrom Affiliate and LLC substantially in a form and substance reasonably acceptable to Nordstrom and Nordstrom Holdings and to be attached as Exhibit A.

               "Balance Sheet" has the meaning set forth in Section 2.1(f).

               "Benchmark Funds" means one or more of the following: Benchmark Capital Partners III, L.P., Benchmark Founders' Fund III, L.P., Benchmark Founders' Fund III-A, L.P., Benchmark Members' Fund III, L.P. and any other affiliated venture capital funds.

               "Bill of Sale and Assignment" means the Bill of Sale and Assignment between Nordstrom and/or a Nordstrom Affiliate and the LLC substantially in the form of Exhibit B.

               "Business" shall mean the sale, supply or other distribution of goods and services to consumers conducted by Nordstrom through (i) on-line internet technologies, whether now known or hereafter devised, including, but not limited to, Websites, e-mail, electronic commerce, on-line advertising and virtual shopping, and (ii) except as provided in the following sentence, through catalogs and other written material. Notwithstanding any other provision contained herein, the "Business" shall exclude: (a) the sale of goods and services to consumers making such purchases at traditional retail stores, (b) the sale, supply or other distribution of goods and services to consumers through catalogs, other written materials or e-mail, provided that such goods and services are fulfilled by hand at traditional retail stores, and (c) the supply or distribution of goods and services sold to consumers at traditional retail stores but fulfilled at a centralized fulfillment center.

               "Business Day" means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in Seattle, Washington are authorized or required to be closed.

               "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IV.

               "Closing Date" has the meaning set forth in Section 4.4.


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               "Code" means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

               "Competing Proposed Transaction" has the meaning set forth in
Section 3.2.

               "Consents" means all governmental consents and approvals, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Assets to the LLC pursuant to the Operating Agreement and otherwise to consummate the transactions contemplated by the Transaction Documents.

               "Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Nordstrom or any Nordstrom Affiliate is a party or is otherwise bound and which primarily relate to the Assets or the Business.

               "Employee Benefit Plans" has the meaning set forth in Section 2.1(q).

               "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public health and safety including the Comprehensive Environmental Response Compensation and Liability Act, (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as each of the foregoing may be amended and in effect on or prior to the Closing.

               "Environmental Permits" means Permits required pursuant to Environmental Laws relating to the Business or the Assets.

               "Equity Interests" means any interest in any other corporation, association, joint venture, partnership or other business entity, whether or not such interest is represented by a certificate or constitutes a security.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Excluded Assets" means:

                      (a) all tangible and intangible assets owned, leased or licensed by Nordstrom or any Nordstrom Affiliate that may relate to the Business but are not used primarily in the Business;


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                      (b) Nordstrom's corporate books and other books and
records relating solely to internal corporate matters and any other books and records not related to the Business;

                      (c) Any claims, rights and interest of Nordstrom or any Nordstrom Affiliate in and to any (i) refunds of Taxes or fees of any nature whatsoever relating to the Business or (ii) deposits or utility deposits relating to the Business, in each case which relate solely to the period prior to the Closing Date;

                      (d) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by Nordstrom or any Nordstrom Affiliate relating to the Business prior to the Closing Date;

                      (e) All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

                      (f) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof; and

                      (g) Any collective bargaining agreement, any other Contract not included in the Assumed Contracts and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder.

               "Executive Employee" means any employee of Nordstrom or any Nordstrom Affiliate that (i) is a member of the executive group of the Business or (ii) reports directly to any such member.

               "Financial Statements" has the meaning set forth in Section
2.1(f).

               "GAAP" means generally accepted accounting principles in the United States.

               "Governmental Entity" means any governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality of the United States, any foreign country or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

               "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes, "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental Entity or which could constitute a nuisance.


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               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Indemnified Party" means any party entitled indemnification pursuant to Section 5.1 hereof.

               "Indemnifying Party" means any party required to indemnify another party pursuant to Section 5.1 hereof.

               "Inc. Bylaws" means the Nordstrom.com, Inc. Bylaws in the form attached as Exhibit C.

               "Inc. Plan" means any equity incentive plan proposed to be adopted by Nordstrom.com, Inc.

               "Inc. Transaction Documents" means the Restated Certificate, Stock Purchase Agreement, Investors' Right Agreement, Put Agreement and each Right of First Refusal and Co-Sale Agreement.

               "Initial Public Offering" means an initial public offering of the shares of common stock of Nordstrom.com, Inc. or its counterpart pursuant to a registration statement declared effective under the Securities Act resulting in gross proceeds of at least $20 million and underwritten by a nationally recognized investment bank.

               "Intellectual Property" means all Know-how, copyrights, copyright registrations and applications for registration, Patents, Trademarks and all other intellectual property rights whether registered or not, licensed to or owned by Nordstrom or any Nordstrom Affiliate, which are reasonably necessary for the operation of the Business, excluding the Trademarks that are licensed to the LLC pursuant to the License Agreement and excluding licenses to Nordstrom or any Nordstrom Affiliate of rights in software.

               "Investors' Rights Agreement" means the Investors' Rights Agreement among Nordstrom.com, Inc., Nordstrom Holdings, the Benchmark Funds and the other investors named therein, substantially in the form of Exhibit D attached hereto.

               "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other trade secrets and confidential or proprietary technical and business information.

               "Knowledge" means, with respect to a specified party hereto, the actual knowledge of any executive officer of such party.

               "Leased Real Property" means all of the leasehold interests, easements, licenses, rights to access and rights-of-way of Nordstrom or any Nordstrom Affiliate which are used primarily in the Business, which are identified and described in Schedule 2.1(k), together with any addition or permitted deletion thereto between the date hereof and the Closing Date.


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               "Liabilities and Costs" means any and all damages, losses, claims, liabilities, charges, judgments, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding).

               "Licenses" means all other Permits issued by any Governmental Entity to Nordstrom or any Nordstrom Affiliate and that are used primarily in the Business.

               "License Agreement" means the License Agreement to be entered into among, LLC and Nordstrom or one or more Nordstrom Affiliates substantially in the form of Exhibit E attached hereto.

               "Liens" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, transfer restriction or other encumbrance of any nature whatsoever.

               "LLC Transaction Documents" means the Operating Agreement, the License Agreement, the Services Agreement and the Supply Agreement.

               "LLC Shares" shall mean shares of the LLC, consisting of Series A Preferred Shares ("LLC Series A Preferred Shares"), Series B Preferred Shares ("LLC Series B Preferred Shares") and Common Shares ("LLC Common Shares").

               "Material Adverse Effect" means a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, or prospects of the Business.

               "Merger" means a merger or other business combination of the LLC, Nordstrom.com, Inc. and/or Nordstrom Holdings.

               "Nordstrom Affiliate" means each Affiliate of Nordstrom (but not Nordstrom.com, Inc.)

               "Nordstrom Entities" means each of Nordstrom, Nordstrom Holdings, and each other Nordstrom Affiliate that is a party to one of the Transaction Documents.

               "Option" has the meaning set forth in Section 2.1(b).

               "Order" means any judgment, decree, order, writ, permit or license.

               "Operating Agreement" means the Limited Liability Company Agreement of the LLC to be entered into among the LLC, Nordstrom.com, Inc. and Nordstrom Holdings in substantially the form of Exhibit F attached hereto.

               "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) used primarily in the Business that are owned by Nordstrom or any Nordstrom Affiliate.


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               "Permits" means all permits, registrations, licenses, approvals, authorizations and the like.

               "Permitted Encumbrances" means (a) statutory liens for current taxes not yet due and payable, (b) in the case of leases of real property, agreements with, and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by city, county, state, and federal governmental bodies or agencies, necessary or beneficial to the continued use and occupancy of the Assets or the conduct of the Business, which do not, individually or in the aggregate, materially impair the use of such leased real property in the Business or operation of the Assets, (c) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, which do not, individually or in the aggregate, materially impair the Business or operation of the Assets to which such liens relate or any part thereof, (d) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the Business at the facility at which such leased equipment or other Personal Property is located, and (e) other liens, charges or encumbrances incidental to the Business or the ownership of the Assets which were not incurred in connection with the borrowing of money or the advance of credit which in the aggregate do not materially detract from the value of the Assets or materially interfere with the Business.

               "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

               "Personal Property" means all of the inventory, machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, Equity Interests, and other tangible or intangible personal property owned or leased by Nordstrom or any Nordstrom Affiliate and which are used or held for use primarily in the Business, including the personal property which is listed on Schedule 2.1(1) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 3.1.

               "Put Agreement" means the Put Agreement among the Benchmark Funds, the other investors listed in the Stock Purchase Agreement and Nordstrom in substantially the form of Exhibit G attached hereto.

               "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

               "Restated Certificate" means the Amended and Restated Certificate of Incorporation of Nordstrom.com, Inc. in substantially the form of Exhibit H attached hereto.

               "Right of First Refusal and Co-Sale Agreement" means the Right of First Refusal and Co-Sale Agreement to be entered into between the Benchmark Funds and the other investors


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named in the Stock Purchase Agreement, on the one hand, and Nordstrom Holdings and certain other Persons, on the other hand, substantially in the form attached as Exhibit I.

               "Schedules" means the Schedules attached hereto.

               "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "Services Agreement" means the Services Agreement between the LLC and Nordstrom substantially in the form of Exhibit J attached hereto.

               "Stock Purchase Agreement" means the Preferred Stock Purchase Agreement among Nordstrom.com, Inc., Nordstrom Holdings, the Benchmark Funds and the other investors named therein substantially in the form attached hereto as Exhibit K.

               "Supply Agreement" means the Supply Agreement between the LLC and Nordstrom substantially in the form of Exhibit L attached hereto.

               "Subsidiary" with respect to any Person means any corporation or other entity of which more than fifty percent (50%) of the shares of outstanding capital stock or other interests possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

               "Target Employees" has the meaning set forth in Section
2.1(q)(ii).

               "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added, gross receipts and franchise taxes, deductions, withholdings and customs duties, imposed by any Taxing Authority and any payments with respect thereto required under any tax-sharing agreement, under any express or implied obligation to indemnify any other person, or as a result of being a member of an affiliated, consolidated, combined, unitary or other group for tax purposes.

               "Taxing Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any other Country or of any state, county, parish, municipality, jurisdiction, or other political subdivision of the United States or any other Country.

               "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

               "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans used primarily in the Business, whether or not


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registered, and any applications or registrations therefor, and (b) any associated goodwill incident thereto owned by Nordstrom or any Nordstrom Affiliate.

               "Transaction Documents" means this Agreement, the Inc. Transaction Documents and the LLC Transaction Documents.

               "Transfer Charges" has the meaning set forth in Section 3.7.

               "Website" means any interactive site or area, including any interactive site or area located on the World Wide Web portion of Internet or on any commercial service or network (including services such as AOL), which is accessed via the use of any protocols, standards or platforms (including Internet or Internet derivative protocols, standards and platforms) for remote access by narrowband or broadband telecommunications, including POTS, ISDN, cable, fiber optics and hybrid CD-ROM, regardless of whether access to such site or area is secured through cable, telephone, satellite or otherwise and regardless of whether the same is received or operated in conjunction with a personal computer or television, together with any successor into which any of the foregoing may evolve.

               1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

               2.1 Representations and Warranties Regarding Nordstrom. Nordstrom represents and warrants to Nordstrom.com, Inc. as follows (with the understanding that Nordstrom.com, Inc. is relying on such representations and warranties in entering into and performing this Agreement).

                      (a) Organization and Qualification. Each Nordstrom Entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each Nordstrom Entity is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary except where the failure to be so licensed or admitted would not have a Material Adverse Effect. Nordstrom Holdings has no Subsidiaries. Nordstrom Holdings does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the LLC.

                      (b) Capital Structure. As of the date hereof, 1,000 shares of common stock of Nordstrom Holdings, par value $0.0001 per share ("Nordstrom Holdings Common Stock") were issued and outstanding and owned of record and beneficially by Nordstrom, free and clear of any Liens. There are not outstanding any subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights) or preemptive rights (collectively, referred to as "Options") or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security instrument or agreement obligating Nordstrom Holdings to issue or sell any shares of capital stock of Nordstrom Holdings or to grant, extend or enter into any Nordstrom Holdings Option with respect thereto.

                      (c) Authority Relative to this Agreement. Each Nordstrom Entity has full corporate power and authority to enter into each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Nordstrom Entity of each Transaction Document to which it is a party and the consummation by each Nordstrom Entity of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of such Nordstrom Entity, and no other corporate proceedings on the part of any Nordstrom Entity are necessary to authorize the execution, delivery and performance by such Nordstrom Entity of each Transaction Document to which it is a party and the consummation by such Nordstrom Entity of the transactions contemplated hereby and thereby.

                      (d) Non-Contravention; Approvals and Consents.

                             (i) The execution and delivery by each Nordstrom
Entity of each Transaction Document to which it is a party does not and will not, as the case may be, and the performance by such Nordstrom Entity of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or proprieties of such Nordstrom Entity under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws (or other comparable charter documents) of such Nordstrom Entity, or (ii) (A) any Applicable Laws or Orders of any Governmental Entity applicable to such Nordstrom Entity or any of its assets or properties, or (B) except as set forth on Schedule 2.1(d)(i), any Contracts to which such Nordstrom Entity is a party or by which such Nordstrom Entity or any of its assets or properties is bound.

                             (ii) Except as set forth on Schedule 2.1(d)(ii), no
Consent of any Governmental Entity or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Applicable Law or Order of any Governmental Entity or any Contract to which any Nordstrom Entity is a party or by which any Nordstrom Entity or any of its assets or properties is bound for the execution and delivery by such Nordstrom Entity of each Transaction Document to which it is a party for the performance by such Nordstrom Entity of its obligations hereunder or thereunder, or for the consummation of the transactions contemplated hereby or thereby.

                      (e) Assets. The Assets and the Excluded Assets include all assets used or held for use in the Business.

                      (f) Financial Statements, Absence of Certain Changes or Events.

                             (i) Nordstrom has delivered to Nordstrom.com, Inc.
copies of the unaudited balance sheets of the Business as of January 31, 1998 and 1999, together with the related unaudited statements of income of the Business for the two years ended January 31, 1998, and 1999, (the unaudited balance sheet of the Business as of January 31, 1999 is referred to as the "Balance Sheet") (collectively, the "Financial Statements"). The Financial Statements were prepared with accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position, results of operations of the Business as of such dates and for the periods then ended.

                             (ii) Except as disclosed in Schedule 2.1(f), there
is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, relating to the Business that is not reflected or reserved against in the Balance Sheet, other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since January 31, 1999, or (B) any such liability or obligation which would not be required to be presented in financial statements prepared in a manner consistent with past practice in the preparation of the Financial Statements. Except as disclosed in Schedule 2.1(f), there is no liability or obligation referred to in clause (B) of the preceding sentence, except for any such liabilities or obligations that are not reasonably expected to have a Material Adverse Effect.

                             (iii) Except as disclosed in Schedule 2.1(f), since
January 31, 1999, Nordstrom has conducted the Business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 3.1 if the terms of such section had been in effect as of and after January 31, 1999. From January 31, 1999 until the date of this Agreement, there has not occurred, any event, circumstance, or fact that could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Nordstrom, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, that could reasonably be expected to have a Material Adverse Effect.

                      (g) Compliance with Applicable Laws.

                             (i) The Business has been conducted in compliance
with each Applicable Law, except as set forth in Schedule 2.1(g)(i) or where a failure to do so would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Business is pending or, to the Knowledge of Nordstrom, threatened. In addition, Nordstrom has duly and timely filed, or caused to be so filed, with the appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of the Business, where the failure to duly or timely file such reports, statements, documents, registrations, filings, or submissions would not have a Material Adverse Effect.

                             (ii) Schedule 2.1(g)(ii) is a true and complete
list of all material Permits issued to Nordstrom or any Nordstrom Affiliate primarily relating to the Business by any Governmental Entity and held by them as of the date of this Agreement.

                      (h) Absence of Litigation. Except as set forth on Schedule 2.1(h), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending (nor, to the Knowledge of Nordstrom, threatened or is there any reasonable basis therefor to the Knowledge of Nordstrom) relating to the Business or any of the Assets by or before any arbitrator or Governmental Entity, nor are there any pending or unfunded settlements or any investigations relating to the Business or any of the Assets pending (nor, to the Knowledge of Nordstrom, threatened or is there any reasonable basis therefor) by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 2.1(h), there is no Order of any Governmental Entity or arbitrator outstanding relating to the Business or any of the Assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of Nordstrom, threatened against Nordstrom or any Nordstrom Affiliate relating to the transactions contemplated by this Agreement or the Transaction Documents.

                      (i) Insurance. Nordstrom and/or the Nordstrom Affiliates has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting a business similar to the Business. There is no material claim pending under any of such policies or bonds related to the Business as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Nordstrom is otherwise in compliance with the material terms of such policies and bonds. Nordstrom has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Nordstrom or any Nordstrom Affiliate under any such insurance policies in such a manner as could reasonably be expected to have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

                      (j) Intentionally Omitted.

                      (k) Leased Real Property. Schedule 2.1(k) contains an accurate description of all the leasehold interests relating to the Business. Except as otherwise disclosed on Schedule 2.1(k) Nordstrom is not, and to the Knowledge of the Nordstrom, no other party is, in material default under any lease described in Schedule 2.1(k). Subject to obtaining the Consents disclosed in Schedule 2.1(k), Nordstrom has the full legal power and authority to assign its rights under the leases listed in Schedule 2.1(k) to the LLC. All leasehold interests listed in Schedule 2.1(k) (including the improvements thereon) are available for immediate use in the conduct of the Business as currently conducted.

                      (l) Personal Property. Except as set forth on Schedule 2.1(l), Nordstrom has good title to, or a valid leasehold or license interest in all Personal Property and none of the Personal Property is subject to any Lien or other encumbrances, except for Permitted Encumbrances. Nordstrom is not, and to the Knowledge of the Nordstrom, no other party is, in material default under any of the leases, licenses and other Contracts relating to the Personal Property. The Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), and (ii) is available for immediate use in the Business as currently conducted.

                      (m) Liens and Encumbrances. Except as set forth on
Schedule 2.1(m), all of the Assets, including leases, are free and clear of all Liens, except for Permitted Encumbrances.

                      (n) Environmental Matters.

                             (i) Nordstrom or a Nordstrom Affiliate possesses
all Environmental Permits necessary to or required for the operation of the Business, except where the failure to possess such Environmental Permits could not reasonably be expected to have a Material Adverse Effect.

                             (ii) Nordstrom or a Nordstrom Affiliate is in
compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws relating to the Business or the Assets, except where the failure to so comply would not have a Material Adverse Effect.

                             (iii) None of Nordstrom or any Nordstrom Affiliate
nor, to the Knowledge of Nordstrom, any predecessor of Nordstrom nor any entity previously owned by Nordstrom has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material relating to the Business or Assets, or (ii) any violation of Environmental Law relating to the Business or Assets.

                             (iv) None of Nordstrom or any Nordstrom Affiliate
nor, to the Knowledge of Nordstrom, any predecessor of Nordstrom nor any entity previously owned by Nordstrom has any obligation or liability with respect to any Hazardous Material relating to the Business or Assets, including any Release or threatened or suspected Release of any Hazardous Material relating to the Business or Assets, and to the Knowledge of Nordstrom there are no events, facts or circumstances which could reasonably be expected to form the basis of any such obligation or liability.

                             (v) No Releases of Hazardous Material(s) have
occurred at, from, in, to, on, or under any Leased Real Property while Nordstrom has occupied the Leased Real Property and, to Nordstrom's Knowledge, no Hazardous Material is present in, on, about or migrating to or from any Leased Real Property.

                             (vi) None of Nordstrom or any Nordstrom Affiliate
nor any entity previously owned by Nordstrom, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location used primarily in the Business.

                             (vii) No Leased Real Property is a current or
proposed Environmental Clean-up Site.

                             (viii) There are no Liens under or pursuant to any
Environmental Law on any Leased Real Property.

                             (ix) There is no (i) underground storage tank,
active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Leased Real Property that has a Material Adverse Effect.

                             (x) Except as set forth or Schedule 2.1(n), there
have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Nordstrom or any Nordstrom Affiliate or, to the Knowledge of Nordstrom or any Nordstrom Affiliate, by or for any other Person with respect to any Leased Real Property while Nordstrom or any Nordstrom Affiliate has occupied the Leased Real Property, which have not been delivered to Nordstrom.com, Inc. prior to execution of this Agreement.

                             (xi) Except as set forth on Schedule 2.1(n), none
of Nordstrom or any Nordstrom Affiliate is a party, whether as a direct signatory, assignor or assignee, guarantor, successor, or third party beneficiary, to, and is not otherwise bound by, any lease or other contract under which Nordstrom or any Nordstrom Affiliate is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials relating to the Leased Real Property.

                      (o) Taxes. Nordstrom has filed or caused to be filed all Tax Returns relating to the Business or the Assets which are required to be filed by Nordstrom, all such Tax Returns which have been filed are accurate and complete in all material respects, and Nordstrom or a Nordstrom Affiliate has timely paid all Taxes shown on such returns or on any Tax assessment received by Nordstrom or a Nordstrom Affiliate to the extent that such Taxes have become due, except for Taxes that are being contested in good faith. Except for Permitted Encumbrances, there are no Liens for Taxes upon the Assets. Nordstrom or a Nordstrom Affiliate has not received notice of any Tax deficiency or delinquency of a material nature. Except as set forth on Schedule 2.1(o), no audit by the Internal Revenue Service or a state taxing authority of Nordstrom or a Nordstrom Affiliate relating to the Business or the Assets is pending or threatened (nor, to the Knowledge of Nordstrom, is there any reasonable basis therefor). All monies required to be withheld by Nordstrom or a Nordstrom Affiliate from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Nordstrom or a Nordstrom Affiliate to governmental agencies or set aside in accounts for such purposes relating to the Business or the Assets have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Financial Statements and Balance Sheet. There is no legal, administrative, or tax proceedings pursuant to which Nordstrom or any

Nordstrom Affiliate is or could be made liable for any taxes, penalties, interest, or other charges of any material nature, the liability for which could extend to the LLC as transferee of the Assets or by operating the Business. Nordstrom or a Nordstrom Affiliate will pay all Taxes relating to the operation of the Business before the Closing Date when and as such Taxes are due to the extent that such Taxes could, if unpaid, have to be paid by Nordstrom.com, Inc. or otherwise adversely affect the Business or the Assets; provided that the parties will pro-rate as of the Closing Date all Taxes that accrued or are attributable to periods on or before the Closing Date.

                      (p) Certain Agreements. Schedule 2.1(p) hereto lists each:
(A) union Contract or any employment or consulting Contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by Nordstrom or a Nordstrom Affiliate without liability or penalty on thirty days or less notice;
(B) plan, Contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing or the like (except to the extent any such plan, Contract or arrangement is an Employee Benefit Plan); (C) joint venture Contract or arrangement; (D) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating in excess of $50,000 per year; (E) Contract for any Leased Real Property; (F) Contract or lease for Personal Property in which the Business is required to make payments exceeding $50,000 on an annual basis; (G) license Contract, either as licensor or licensee, providing for the license of Intellectual Property (excluding non-exclusive software licenses granted to customers or end-users in the ordinary course of business); (H) Contract containing covenants purporting to limit the ability of Nordstrom or any Nordstrom Affiliate to operate the Business; (I) material Contract providing for indemnification; (J) Contract or commitment relating to capital expenditures which involves future payments in excess of $50,000 on an annual basis; (K) Contract relating to the disposition or acquisition of any Assets (other than the ordinary course of business); (L) purchase order or Contract for the purchase of materials or supplies involving payments exceeding $50,000 on an annual basis; and (M) other Contract that is material to the operation of the Business;

in each case, only to the extent that (i) Nordstrom or a Nordstrom Affiliate is a party thereto or the Assets are bound thereby and (ii) such Contract, arrangement, plan, lease, commitment or purchase order relates primarily to the Business.

               Each such Contract described in Schedule 2.1(p) or required to be so described is a valid and binding obligation of Nordstrom or a Nordstrom Affiliate and is in full force and effect without amendment. Nordstrom and, to the Knowledge of Nordstrom, each other party to such Contracts, has performed in all material respects the obligations required to be performed by it under such Contracts and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 2.1(k) identifies, as to each such Contract listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written Contract set forth in Schedule 2.1(p) will be provided to Nordstrom.com, Inc. within three Business Days after the date hereof.

                      (q) Employee Benefit Plans; ERISA.

                             (i) Definition of ERISA Affiliate. The term "ERISA
Affiliate" means Nordstrom and each person (as defined in section 3(9) of ERISA) that, together with Nordstrom, would be treated as a single employer under section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b) or (c) of the Code.

                             (ii) Employee Benefit Plans. Except for the plans
and agreements listed in Schedule 2.1(q) (collectively, the "Employee Benefit Plans"), no ERISA Affiliate maintains, is a party to, contributes to or is obligated to contribute to, for the benefit of any employee engaged in the Business as of the date hereof (a "Target Employee"), and the Target Employees or former Target Employees and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

                                (A) Any employee benefit plan, as defined in
        section 3(3) of ERISA;

                                (B) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement;

                                (C) Any merchandise discount program or similar program; or

                                (D) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

                             (i) Terminated Plans. No ERISA Affiliate has, since
January 1, 1993, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multi-employer plan, as defined in section 3(37) of ERISA, that covered Target Employees.

                             (ii) Documents. Nordstrom has made available to
Nordstrom.com, Inc. complete, accurate and current copies of each of the following:

                                (A) The text (including amendments) of each of the Employee Benefit Plans, to the extent reduced to writing;

                                (B) A summary of each of the Employee Benefit Plans, to the extent not previously reduced to writing;

                                (C) With respect to each Employee Benefit Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

                                    (I) The most recent summary plan
               description, as described in section 102 of ERISA;

                                    (II) Any summary of material modifications
               that has been distributed to participants but has not been incorporated in an updated summary plan description furnished under Subparagraph (I) above; and

                                    (III) The annual report, as described in
               section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

                                (D) With respect to each Employee Benefit Plan that is intended to qualify under section 401(a) of the Code, the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

                             (i) ERISA Compliance. With respect to each Employee
Benefit Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Employee Benefit Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

                             (ii) COBRA Compliance. With respect to each
Employee Benefit Plan that is subject to COBRA, the requirements of COBRA applicable to such Employee Benefit Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

                             (iii) FMLA Compliance. With respect to each
Employee Benefit Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Employee Benefit Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

                             (iv) Qualification Requirements. Each Employee
Benefit Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Employee Benefit Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect.

                             (v) Funding. No ERISA Affiliate has any accumulated
funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA, except to the extent that any such liability would not have a Material Adverse Effect. For purposes of determining any accumulated funding deficiency under section 412 of the Code, the term "ERISA Affiliate" shall include any entity that is deemed to be a member of the same "controlled group" within the meaning of section 414(m) or (o) of the Code.

                             (vi) Contributions. All contributions, premiums or
other payments due from any ERISA Affiliate to (or under) any Employee Benefit Plan have been fully paid or adequately provided for on the books and financial statements of such ERISA Affiliate. Except for the Assumed Working Capital Liabilities and as elsewhere provided under this Agreement, no liability for such contributions, premiums or other payments will attach to the assets of the Business.

                             (vii) Consequences of Transactions. The Employee
Benefit Plans permit, or may prior to the Closing Date be amended to permit, continued participation on the same terms and conditions by the Target Employees following their transfer to the LLC, provided the LLC remains an ERISA Affiliate.

                      (r) Employees; Labor Relations.

                             (i)Employees of Business. Within five (5) business
days from the date hereof Schedule 2.1(r) shall be completed to set forth a true and complete list of all individuals employed in the Business as of the date hereof and, in the case of employees with an annual base salary of $100,000 or more, the position and base compensation payable to each such individual, together with a description of any written or oral employment agreement, consulting agreement or termination or severance agreement between such individual and Nordstrom or any Nordstrom Affiliate.

                             (ii) Collective Bargaining. With respect to any
Target Employee, neither Nordstrom nor any Nordstrom Affiliate is a party to or is subject to (A) a labor or collective bargaining agreement or arrangement or
(B) except as provided in Schedule 2.1(r), any labor or employment dispute.

                             (iii) Consequences of Transactions. Except as
disclosed on Schedule 2.1(r), or to the extent that such amounts would not result in a Material Adverse Effect, the consummation of the transactions contemplated herein, including (without limitation) the transfer of the Target Employees to the LLC and/or Nordstrom.com, Inc., will not result in (A) any additional amount becoming payable to any Target Employee or independent contractor engaged in the Business, (B) the acceleration of payment or vesting of any benefit, option or right to which any Target Employee or independent contractor engaged in the Business may be entitled, (C) the forgiveness of any indebtedness of any Target Employee or independent contractor engaged in the Business or (D) any cost becoming due or accruing to the Business or Nordstrom.com, Inc. with respect to any Target Employee or independent contractor engaged in the Business, other than such costs relating to the continued participation of the LLC in such Employee Benefit Plans pursuant to Sections 3.11 and 5.3 hereof. Compliance with the terms of this Agreement, including (without limitation) the transfer of the Target Employees to the LLC and/or Nordstrom.com, Inc., will not violate any agreement with any Target Employee.

                             (iv) Parachute Payments. Except as disclosed on
Schedule 2.1(r), neither Nordstrom nor any Nordstrom Affiliate is obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code to any Target Employee who is employed by the LLC and/or Nordstrom.com, Inc.

                             (v) Injuries. To the Knowledge of Nordstrom, no
Target Employee has been injured in the work place or in the course of his or her employment except for injuries which are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

                             (vi) Compliance With IRCA. With respect to the
Target Employees, Nordstrom and the Nordstrom Affiliates have complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the Knowledge of Nordstrom, the information and documents on which Nordstrom and the Nordstrom Affiliates relied to comply with IRCA with respect to the Target Employees are true and correct; and there have not been any discrimination complaints filed against Nordstrom or any Nordstrom Affiliate by the Target Employees pursuant to IRCA, and to the Knowledge of Nordstrom, there is no basis for the filing of such a complaint.

                             (vii) Employee Complaints. Except as set forth in
Schedule 2.1(r), neither Nordstrom nor any Nordstrom Affiliate has received or been notified of any complaint by any Target Employee, applicant, union or other party of any discrimination or other conduct related to the Business and forbidden by law or contract nor, to the Knowledge of Nordstrom, is there a basis for any such complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect on the Business.

                             (viii) Government Filings. Nordstrom or a Nordstrom
Affiliate has filed all required reports and information with respect to the Target Employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect on the Business. Nordstrom or a Nordstrom Affiliate has filed or shall file any such reports and information that are required to be filed prior to the Closing Date.

                      (s) Intellectual Property. To Nordstrom's Knowledge, except as set forth in Schedule 2.1(s), Nordstrom and/or Nordstrom Affiliates have sufficient title and ownership of the Intellectual Property (other than the trademark "NORDSTROM") necessary to conduct the Business as now conducted. To Nordstrom's best knowledge, Nordstrom has and/or Nordstrom Affiliates have sufficient title and ownership of the trademark "NORDSTROM" to conduct the Business as now conducted. The Intellectual Property constitutes all Know-how, copyrights, copyright registrations and applications for registration, Patents, Trademarks and all other intellectual property rights reasonably necessary to conduct the Business. Except as set forth on Schedule 2.1(s), there are (i) no Patents and (ii) no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is Nordstrom and/or any Nordstrom Affiliate bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property except for off-the-shelf end user software license and support/maintenance agreements. Except as set forth in Schedule 2.1(s), neither Nordstrom nor any Nordstrom Affiliate has received any communications alleging that Nordstrom and/or any Nordstrom Affiliate has in connection with the Business violated or, by conducting the Business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither Nordstrom nor any Nordstrom Affiliate is aware that any of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the Business or that would conflict with the Business. Except as set forth in Schedule 2.1(s), neither the execution nor delivery of Transaction Documents, nor the carrying on of the Business will, to the Knowledge of Nordstrom or any Nordstrom Affiliate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Neither Nordstrom nor any Nordstrom Affiliate believes it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire for the Business) made prior to or outside the scope of their employment by Nordstrom or any Nordstrom Affiliate.

                      (t) Affiliate. There are no Contracts or other arrangements relating primarily to the Business in which any officer, director, stockholder or employee of or consultant to Nordstrom or any Nordstrom Affiliate has a material financial interest.

                      (u) No Dispositions. Since January 31, 1999, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any material amount of Assets other than any disposition of (i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets disposed of in the ordinary course of business and consistent with past practices.

                      (v) Restrictions on Business. There is no material Contract or Order (or any administrative or judicial proceeding, pending or threatened that may result in any such agreement or Order) binding on Nordstrom or any Nordstrom Affiliate which has or could reasonably be expected to have the effect of prohibiting or materially impairing the operation of the Business or the ownership or use of the Assets.

                      (w) Disclosure. No representation or warranty by Nordstrom contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

               2.2 Representations and Warranties of Nordstrom.com, Inc. Nordstrom.com, Inc. represents and warrants to Nordstrom as follows (with the understanding that Nordstrom is relying on such representations and warranties in entering into and performing this Agreement):

                      (a) Organization and Qualification. Nordstrom.com, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Nordstrom.com, Inc. is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Nordstrom.com, Inc. has no Subsidiaries. Except as contemplated by the Transaction Documents, Nordstrom.com, Inc. does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                      (b) Nordstrom.com, Inc.'s Capital Stock. As of the date hereof, Nordstrom.com, Inc.'s authorized capital stock consists solely of 10,000 shares of common stock, par value $0.0001 per share (the "Inc. Common Stock") of which, as of the date hereof, 1,000 were issued and outstanding and none were reserved for issuance. All the outstanding shares of the Inc. Common Stock are owned of record and beneficially by an entity affiliated with the Benchmark Funds, as nominee for the Benchmark Funds, free and clear of any Liens. Except for transactions contemplated by this Agreement, there are no outstanding Options, subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights) or preemptive rights (collectively, referred to as "Options") or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security instrument or agreement, obligating Nordstrom.com, Inc. to issue or sell any shares of capital stock of Nordstrom.com, Inc. or to grant, extend or enter into any Nordstrom.com, Inc. Option with respect thereto. As of the Closing Date, Nordstrom.com, Inc.'s authorized capital stock shall consist of 33,033,033.03 shares of Inc. Common Stock and 25,885,885.88 shares of preferred stock, par value $0.0001 per share ("Inc. Preferred Stock"), 21,020,720.72 shares of which shall have been designated as Series A Preferred Stock, none of which shall be issued and outstanding, 300.30 shares of which shall have been designated as Series B Preferred Stock, up to 300.30 shares of which may be issued and outstanding as of the Closing Date, and 4,864,864.86 shares of which shall have been designated as Series C Preferred Stock, up to 4,864,864.86 shares of which may be issued and outstanding as of the Closing Date. As of the Closing Date, [4,504,000.00] shares of Inc. Common Stock (less the number of shares of the LLC reserved for issuance pursuant to an equity incentive plan of the LLC) shall be reserved for issuance pursuant to the Inc. Plan.

                      (c) Nordstrom.com, Inc.'s Assets. Nordstrom.com, Inc. has conducted no business since the date of its incorporation. Except for transactions contemplated by the Transaction Documents, Nordstrom.com, Inc. has no assets or liabilities and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                      (d) Authority Relative to this Agreement. Nordstrom.com, Inc. has full corporate power and authority to enter into this Agreement and to perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and the consummation by Nordstrom.com, Inc. of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Nordstrom.com, Inc., and no other corporate proceedings on the part of Nordstrom.com, Inc. are necessary to authorize the execution, delivery and performance by Nordstrom.com, Inc. of the Transaction Documents to which it is a party and the consummation by Nordstrom.com, Inc. of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Nordstrom.com, Inc. and constitutes a legal, valid and binding obligation, enforceable against Nordstrom.com, Inc. in accordance with its terms.

                      (e) Non-Contravention; Approvals and Consents.

                             (i) The execution and delivery of the Transaction
Documents by Nordstrom.com, Inc. does and will not, and the performance by Nordstrom.com, Inc. of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Nordstrom.com, Inc. under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Nordstrom.com, Inc., or (ii) (x) any Applicable Laws or any Order of any Governmental Entity applicable to Nordstrom.com, Inc. or any of its assets or properties, or (y) any Contract to which Nordstrom.com, Inc. is a party or by which Nordstrom.com, Inc. or any of its assets or properties is bound.

                             (ii) No Consent or other public or private third
party is necessary or required under any of the terms, conditions or provisions of any Applicable Law or Order of any Governmental Entity or any Contract to which Nordstrom.com, Inc. is a party or by which Nordstrom.com, Inc. or any of its assets or properties is bound for the execution and delivery of the Transaction Documents to which Nordstrom.com, Inc. is a party, the performance by Nordstrom.com, Inc. of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby.

                      (f) Absence of Undisclosed Liabilities. Nordstrom.com, Inc. does not have any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature.

                      (g) Disclosure. No representation or warranty made by Nordstrom.com, Inc. contained in this Agreement or in any certificate furnished by Nordstrom.com, Inc. pursuant to this Agreement contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                             PRE-CLOSING AGREEMENTS

               3.1 Conduct of Business. Except as contemplated by this Agreement or to the extent that Nordstrom.com, Inc. shall otherwise consent in writing, which consent shall not be unreasonably withheld, from the date of this Agreement until the Closing, Nordstrom covenants and agrees that it shall:

                      (a) conduct the Business in the ordinary course consistent with past practice;

                      (b) use commercially reasonable efforts to preserve intact the present Business organization and to keep available the services of its present officers, employees and independent contractors used in the Business and preserve its relationships with customers, suppliers and others having business dealings with the Business;

                      (c) maintain the Assets in their current condition, except for ordinary wear and tear;

                      (d) not amend in any material respect, terminate, or fail to use all commercially reasonable efforts to renew any material Contract (provided that Nordstrom shall not be required to renew any material Contract on terms that are materially less favorable to Nordstrom), or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material Contract or enter into any new material Contract;

                      (e) not merge or consolidate the Business with or into any other legal entity, or dissolve, or liquidate the Business;

                      (f) not adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase by more than 5% in any manner the compensation or fringe benefits of any officer, or employee used in the Business (whether employees or independent contractors), except as required by law or pursuant to an applicable written Contract,

                      (g) not terminate any Executive Employee without prior consultation with Nordstrom.com, Inc. regarding the basis for such termination;

                      (h) not acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any material amount of Assets except in the ordinary course of business and consistent with past practice, whether in one or more transactions;

                      (i) not mortgage, pledge, or subject to any Lien, other than Permitted Encumbrances, any of the Assets;

                      (j) not change in any material respect its existing practices and procedures with respect to the collection of Accounts Receivable and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof; or

                      (k) not agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

               3.2 No Solicitation. Until the earlier of the Closing and the date of termination of this Agreement pursuant to the provisions of Section 6.1 hereof, Nordstrom will not, nor will Nordstrom permit any of its directors, officers, agents, employees, Affiliates, attorneys, accountants, financial advisers or other representatives (collectively, "Representatives") to (directly or indirectly): (i) solicit, encourage, initiate, entertain, review or participate in any negotiations or discussions with respect to an offer or proposal, oral, written, or otherwise, formal or informal to acquire all or any part of the Business, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise, (ii) disclose any information not customarily disclosed to any Person concerning the Business and which Nordstrom believes would be used for the purposes of formulating any such offer or proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make any offer or proposal to acquire all or any part of the Business (directly or indirectly), (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving the acquisition of all or any part of the Business (a "Competing Proposed Transaction"), or (v) authorize or permit any of Nordstrom's Representatives to take any such action. Nordstrom shall notify Nordstrom.com, Inc. as promptly as practical if any proposal or offer (formal or information, oral, written or otherwise), or any inquiry or contact with any Persons with respect thereto, regarding a Competing Proposed Transaction is made or is outstanding on the date hereof, such notice to include the identity of the Person proposing such Competing Proposed Transaction and the terms thereof, and shall keep Nordstrom.com, Inc. apprised, on a current basis of the status of any such Competing Proposed Transaction and of any modifications to the terms thereof. Nordstrom.com, Inc. immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Nordstrom conducted heretofore with respect to any Competing Proposed Transaction.

               3.3 Expenses. Upon consummation of the transactions contemplated by this Agreement to be consummated at the Closing, the LLC shall pay the reasonable fees and expenses of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP in connection with the negotiation and effectuation of the terms and conditions of the Transaction Documents and the transactions contemplated hereby and thereby.

               3.4 Approvals; Additional Documents; and Further Assurances. Nordstrom and Nordstrom.com, Inc. shall use their best efforts to (i) obtain all Consents, (ii) do and perform all such other acts and things and (iii) execute and deliver such other instruments and agreements as may be necessary or desirable for effecting fully the consummation of the Transaction Documents and the transactions contemplated hereby and thereby.

               3.5 Access and Information. Until the Closing, Nordstrom shall afford to Nordstrom.com, Inc. and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Nordstrom, to all properties, books, records, and Tax Returns relating to the Business and all other information relating to the Business, together with the opportunity to make copies of such books, records, and other documents and to discuss the Business with such corporate officers, other personnel, accountants, consultants, and counsel for Nordstrom as Nordstrom.com, Inc. deems reasonably necessary or appropriate for the purposes of familiarizing itself with the Business.

               3.6 Notification of Certain Matters. Each party to this Agreement shall give prompt written notice to the other party of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of such party, or any officer, director, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, and (c) in the case of Nordstrom, the occurrence of any threat made to Nordstrom by any Executive Employee to resign or otherwise terminate their employment or independent contractor relationship with Nordstrom. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

               3.7 Transfer Charges. Nordstrom and Nordstrom.com, Inc. agree to use commercially reasonable efforts to minimize any taxes, charges, filing fees or other assessments of any Taxing Authority or other Governmental Entity (collectively "Transfer Charges") that will result from the transfer of the Assets to the LLC pursuant to the Transaction Documents. The LLC agrees that it will pay up to $175,000 of any Transfer Charges, and Nordstrom agrees that it will pay any Transfer Charges in excess of $175,000.

               3.8 Brokers or Finders. Except as set forth in Schedule 3.8, each party represents and warrants to the other that no agent, broker, investment banker, or other person is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Nordstrom or Nordstrom.com, Inc. in connection with any of the transactions contemplated by this Agreement.

               3.9 Bulk Sales Law. The parties do not believe that any bulk sales or fraudulent conveyance statute applies to the transactions contemplated by this Agreement. Nordstrom agrees to indemnify and hold the LLC harmless against any claim made against LLC by any creditor of Nordstrom as a result of a failure to comply with any such statute.

               3.10 Employee Benefit Matters. Nordstrom shall take all necessary actions to cause the Employee Benefit Plans to permit continued participation by the Target Employees following their transfer to the LLC, provided the LLC remains an ERISA Affiliate. Such participation shall be in accordance with Section 5.3 hereof and on the terms and conditions that apply to similarly situated employees employed by Nordstrom and the Nordstrom Affiliates. At the earlier of October 1, 2002 or at the point in time when the LLC ceases to be a Nordstrom ERISA Affiliate, the LLC may continue to participate in such Employee Benefit Plans only with the consent of Nordstrom.

               3.11 Employee Arrangements. Nordstrom shall use commercially reasonable efforts to cause the Target Employees to be employed by the LLC and/or Nordstrom.com, Inc. immediately following the Closing. Employment with the LLC and/or Nordstrom.com, Inc. shall be offered to the Target Employees pursuant to offer or notification letters that (a) expressly reserve the right of the LLC and Nordstrom.com, Inc. to modify compensation levels and employee benefit programs after December 31, 1999, including (without limitation) the right to discontinue the participation of the Target Employees in the Employee Benefit Plans and to substitute new employee benefit plans specific to the LLC and/or Nordstrom.com, Inc., and (b) acknowledge that the Target Employees will be employees at will of the LLC and/or Nordstrom.com, Inc. and that such transfer of employment will not constitute a separation of employment with Nordstrom for purposes of its Employee Benefit Plans. Without the prior written consent of Nordstrom.com, Inc., neither Nordstrom nor any Nordstrom Affiliate shall encourage or solicit any Target Employee to be employed by Nordstrom or any Nordstrom Affiliate following the Closing. Neither Nordstrom nor any Nordstrom Affiliate shall attempt to prevent the LLC or Nordstrom.com, Inc. from hiring a former employee of Nordstrom or any Nordstrom Affiliate who seeks employment with the LLC or Nordstrom.com, Inc. provided that notice is provided to Nordstrom prior to the time any offer is made to any such former employee.

               Without the prior written consent of Nordstrom, neither Nordstrom.com, Inc. nor the LLC shall encourage or solicit any person employed by Nordstrom or any Nordstrom Affiliate who is not engaged in the Business as of the date hereof to be employed by Nordstrom.com, Inc. or the LLC following Closing. Neither Nordstrom.com, Inc. nor the LLC shall attempt to prevent Nordstrom or any Nordstrom Affiliate from hiring a former employee of Nordstrom.com, Inc. or the LLC who seeks employment with Nordstrom or any Nordstrom Affiliate provided that notice is provided to Nordstrom.com, Inc. prior to the time any offer is made to any such former employee.

               3.12 Delivery and Acceptance of Schedules. Nordstrom shall deliver to Nordstrom.com, Inc. all Schedules required to be delivered by it pursuant to this Agreement within three (3) Business Days after the date hereof. Nordstrom.com, Inc. shall have three (3) Business Days after receipt of the Schedules to review and approve the disclosures contained therein. The parties shall promptly meet and attempt to negotiate in good faith any disclosures which are the subject of dispute, but Nordstrom.com, Inc. shall not be required to accept any such disclosures that are different in any material respect with information furnished to Nordstrom.com, Inc. or its Affiliates on or before the date hereof.

                                   ARTICLE IV

                          CONDITIONS PRECEDENT; CLOSING

               4.1 Conditions to Each Party's Obligation. The respective obligations of Nordstrom and Nordstrom.com, Inc. to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                      (a) Governmental Consents. All Consents from any Governmental Entity (if any) necessary for consummation of the transactions contemplated by this Agreement shall have been timely obtained, and any waiting period applicable to the consummation of such transactions under the HSR Act shall have expired or been terminated.

                      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; nor shall there be any action taken, or any Applicable Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that would prohibit the consummation of such transactions.

                      (c) No Action. No Governmental Entity shall have notified either party to this Agreement that such Governmental Entity intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceeding prior to the time which otherwise would have been the Closing Date.

                      (d) Inc. Transaction Documents. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware; the Inc. Bylaws shall have been duly adopted by the board of directors of Nordstrom.com, Inc; the Stock Purchase Agreement, Investors' Rights Agreement, the Put Agreement and the Right of First Refusal and Co-Sale Agreements shall have been executed and delivered by the parties thereto; and the Closing (as defined in the Stock Purchase Agreement) shall have occurred.

                      (e) LLC Transaction Documents. Nordstrom and
Nordstrom.com, Inc. shall have executed and delivered the Operating Agreement; the Closing (as defined in the Operating Agreement) shall have occurred; Nordstrom and the LLC shall have executed and delivered the Bill of Sale and Assignment, any other documents reasonably necessary to effect the transfer of the Assets and the Assumption Agreement; and the License Agreement, the Supply Agreement and the Service Agreement shall have been executed and delivered by the parties thereto.

               4.2 Conditions to Obligation of Nordstrom. The obligation of Nordstrom to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Nordstrom:

                      (a) Representations and Warranties. The representations and warranties of Nordstrom.com, Inc. set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Nordstrom.com, Inc. contained herein that is qualified by a materiality or knowledge standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Nordstrom shall have received a certificate to such effect signed on behalf of Nordstrom.com, Inc. by the chief executive officer and the chief financial officer of Nordstrom.com, Inc. in their official capacities.

                      (b) Performance of Obligations. Nordstrom.com, Inc. shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Nordstrom shall have received a certificate to such effect signed on behalf of Nordstrom.com, Inc. by the chief executive officer and the chief financial officer of the Nordstrom.com, Inc.

                      (c) Consents. Nordstrom shall have been furnished with evidence satisfactory to it that Nordstrom.com, Inc. has obtained each Consent required in order to permit the consummation of the transactions contemplated hereby (except for such Consents the failure of which to receive could not reasonably be expected to have a Material Adverse Effect).

                      (d) Legal Opinion. Nordstrom shall have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Benchmark Capital, in form and substance reasonably satisfactory to Nordstrom.

               4.3 Conditions to Obligations of the Nordstrom.com, Inc.. The obligation of Nordstrom.com, Inc. to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Nordstrom.com, Inc.

                      (a) Representations and Warranties. The representations and warranties of Nordstrom set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Nordstrom contained herein that is qualified by a materiality or knowledge standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Nordstrom.com, Inc. shall have received a certificate to such effect signed on behalf of Nordstrom by the chief executive officer and the chief financial officer of Nordstrom.

                      (b) Performance of Obligations of Nordstrom. Nordstrom shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Nordstrom.com, Inc. shall have received a certificate to such effect signed on behalf of Nordstrom by the chief executive officer and the chief financial officer of Nordstrom.

                      (c) Legal Opinion. Nordstrom.com, Inc. shall have received from Lane Powell Spears Lubersky LLP, counsel to Nordstrom, in form and substance reasonably satisfactory to Nordstrom.com, Inc.

                      (d) No Material Adverse Change. There shall have occurred no material adverse change in the Business or the Assets since the date hereof.

               4.4 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Article IV, the Closing will take place at the offices of Lane Powell Spears Lubersky LLP, 1420 5th Avenue, Suite 4100, Seattle, Washington, at 10:00 a.m., local time (or at such other place and time as Nordstrom and Nordstrom.com, Inc. may agree) on a date selected by Nordstrom which date shall be within two (2) business days after the date on which the conditions set forth in this Article IV have been satisfied or waived in accordance therewith (the "Closing Date"). The parties to this Agreement shall use their best efforts to cause the Closing to occur no later than October 31, 1999.

               4.5 Assumption of Liabilities and Obligations.

                      (a) As of the Closing, the LLC shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Nordstrom or any Nordstrom Affiliate relating to (i) the Assumed Working Capital Liabilities as of the close of business on the day immediately preceding the Closing Date; (ii) the Assumed Contracts assumed by the LLC relating to the time period beginning on or arising out of events occurring on or after the Closing Date, (iii) commitments of Nordstrom or any Nordstrom Affiliate relating to the Business entered into in the ordinary course of business which are consistent with the past practice of Nordstrom or such Nordstrom Affiliate, to the extent such commitments relate to goods and services to be received by the LLC after the Closing Date and (iv) pending non-material worker's compensation claims, a case by a former employee who worked for the Business, and a non-material EEOC charge for age discrimination. Other than as specified in the first sentence of this Section 4.5(a), the LLC shall assume no liabilities or obligations of Nordstrom or such Nordstrom Affiliate as of the Closing Date that relate to the Business and shall not be liable therefor.

                      (b) All other obligations and liabilities of Nordstrom or any Nordstrom Affiliate relating to the Business, including (i) obligations or liabilities under any contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing, (iii) any obligations and liabilities arising under the Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date and (iv) any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date, shall remain and be the obligation and liability solely of Nordstrom.

               4.6 Calculation of Assumed Working Capital Liabilities. Within twenty (20) days after the Closing Date, Nordstrom shall notify Nordstrom.com, Inc. of its good faith determination of the Assumed Working Capital Liabilities and provide Nordstrom.com, Inc. with supporting documentation reasonably necessary to evaluate such determination. If Nordstrom.com, Inc. disagrees with such determination, Nordstrom.com, Inc. shall give prompt written notice thereof to Nordstrom, but in no event later than ten (10) days after notice of such determination, specifying in reasonable detail the nature and extent of such disagreement. Any disagreement not resolved within ten (10) days after Nordstrom.com, Inc. furnishes such notice shall be resolved pursuant to Section
7.13 hereof.

                                    ARTICLE V

                             POST-CLOSING COVENANTS

               5.1 Indemnification.

                      (a) Subject to the provisions of this Section 5.1, Nordstrom.com, Inc. shall indemnify and hold harmless Nordstrom and each officer, director, employee, stockholder and Affiliate of Nordstrom and each Nordstrom Entity (collectively the "Nordstrom Indemnitees") from and against any and all Liabilities and Costs incurred by them that arise out of any breach or default by Nordstrom.com, Inc. of any of the representations, warranties, covenants or agreements under any Transaction Document to which Nordstrom.com, Inc. is a party.

                      (b) Subject to the provisions of this Section 5.1, Nordstrom shall indemnify and hold harmless Nordstrom.com, Inc. and each officer, director, employee, stockholder and Affiliate of Nordstrom.com, Inc. (collectively the "Nordstrom.com, Inc. Indemnitees") from and against any and all Liabilities and Costs incurred by them that arise out of (i) any breach or default by Nordstrom or any Nordstrom Entity of any of the representations, warranties, covenants or agreements under any Transaction Document to which Nordstrom or any Nordstrom Entity is a party, or (ii) any obligations or liabilities of the Business that are not assumed by the LLC pursuant to Section
4.5 hereof.

                      (c) Subject to the provisions of this Section 5.1, Nordstrom.com, Inc. and Nordstrom shall cause the LLC to indemnify and hold harmless the Nordstrom Indemnitees from and against any and all Liabilities and Costs incurred by them that arise out of any obligations or liabilities of the Business that are required to be assumed by the LLC pursuant to Section 4.5 hereof and any obligations or liabilities of the Business solely to the extent that they arise out of events occurring on or after the Closing Date that are not otherwise the subject of indemnification in favor of Nordstrom.com, Inc. or the LLC hereunder.

                      (d) Nordstrom represents and warrants to Nordstrom.com that at the time of the Merger, Nordstrom Holdings shall have no liabilities for Taxes other than an amount (the "Allowable Tax Amount") equal to the excess, if any, of (i) the Taxes that Nordstrom Holdings would have incurred solely by reason of receiving allocations and distributions from the LLC had Nordstrom Holdings had no assets other than its membership interest in the LLC and had Nordstrom Holdings at all times been a stand-alone corporation that was not included in any consolidated, combined, unitary or similar group of corporations or other entities for tax purposes over (ii) the amount of all distributions received by Nordstrom Holdings from the LLC. Nordstrom agrees to indemnify Nordstrom.com, Inc. for any Tax liability of Nordstrom Holdings attributable to periods prior to the Merger (whether or not due and payable at the time of the Merger) to the extent such Tax liability exceeds the Allowable Tax Amount.

                      (e) An Indemnified Party shall give prompt written notice to any Indemnifying Party of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying party from any liability that it, he, or she may have to such Indemnified Party under this Section 5.1 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                             (A) The Indemnified Party shall be entitled, at
his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

                             (B) The Indemnifying Party shall obtain the prior
written approval of the Indemnified Party before entering into or making any judgment, settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

                             (C) No Indemnifying Party shall consent to the
entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                             (D) The parties hereto shall extend reasonable
cooperation in connection with the defense of any third-party action pursuant to this Section 5.1 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

                      (f) In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 5.1(e) because no third-party action is involved (a "direct cost"), the Indemnified Party shall notify the Indemnifying Party in writing of any Liabilities and Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

                      (g) Notwithstanding anything to the contrary stated herein, (i) the Nordstrom.com, Inc. Indemnities shall not be entitled to indemnification for Liabilities and Costs pursuant to Section 5.1(b) until the total of all Liabilities and Costs with respect to such matters exceeds $100,000 and then only to the extent of such excess; and (ii) Nordstrom's Indemnities shall not be entitled to indemnification for Liabilities and Costs pursuant to Sections 5.1(a) or 5.1(c) until the total of all Liabilities and Costs with respect to such matters exceeds $100,000 and then only to the extent of such excess.

                      (h) No Indemnifying Party shall be liable for any Liabilities and Costs pursuant to this Section 5.1 unless a written claim for indemnification in accordance with this Section 5.1 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the later of the second anniversary of the Closing Date (the "Notice Termination Date"). The Notice Termination Date shall occur sooner in the event of an Initial Public Offering, but in no event any earlier than the first anniversary of the Closing Date.

                      (i) The amount of any Liabilities and Costs to be recovered by Nordstrom Indemnities or Nordstrom.com, Inc. Indemnities shall be net of insurance proceeds received that mitigate the Liabilities or Costs.

                      (j) The parties agree that the exclusive remedies of the parties for any Liabilities and Costs arising out of or based upon the matters set forth in Section 5, or otherwise under this Agreement, shall be (i) the indemnification obligations of the parties set forth in Section 5, subject to the limitations on such obligations set forth in this Agreement or (ii) specific performance or injunctive or declaratory relief. The parties agree that the remedy of rescission shall not be available as a result of the breach of this Agreement except where the conduct of the breaching party constitutes fraud.

               5.2 Store Discounts. Nordstrom maintains an employee discount program (the "Nordstrom Merchandise Discount Program") intended to qualify for tax-favored treatment under Code Section 132 and the Regulations thereunder.

                      (a) Continuing Reciprocal Agreement. From the date hereof until the LLC ceases to be an ERISA Affiliate (as defined in 2.1(q)(i) of the Agreement), (i) employees of the LLC (and their eligible family members) shall be entitled to receive qualified employee discounts under the Nordstrom Merchandise Discount Program on their purchases of goods from Nordstrom and (ii) the Nordstrom Merchandise Discount Program shall apply to the purchase of goods from the LLC by employees of Nordstrom, the LLC and all Nordstrom ERISA Affiliates. Neither Nordstrom nor the LLC shall be required to make any reimbursement to the other for such discounts; provided, however, that nothing in this paragraph shall alter the right of Nordstrom to change the terms of the Nordstrom Merchandise Discount Program to the extent required to preserve the tax-favored treatment of such discount program to employees under Code Section 132.

                      (b) Post Affiliate Status. Beginning on the date that the LLC ceases to be an ERISA Affiliate, or on such earlier date as required by Code
Section 132, goods purchased through the LLC shall cease to be available for the Nordstrom Merchandise Discount Program and the discounts available to employees of Nordstrom and its ERISA Affiliates on purchases made through the LLC shall cease.

                      (c) Nature of Discount. The discounts available to employees of the LLC on merchandise purchased through Nordstrom shall continue on substantially similar terms and conditions as, and in percentage discounts that are no greater than those provided under, the Nordstrom Merchandise Discount Program, as the same may be amended from time to time, and such discount shall continue to be made available to employees of the LLC until the earlier of: (i) the LLC ceasing to maintain a comparable merchandise discount program for its employees; or (ii) Nordstrom ceasing to maintain the Nordstrom Merchandise Discount Program. The LLC shall not have any obligation to reimburse Nordstrom for discounts provided pursuant to this paragraph; provided, however, that the LLC shall not alter the terms or conditions of such discount program, without the prior written consent of Nordstrom.

                      (d) Nordstrom Exclusive Right. Nordstrom will maintain the exclusive right to determine all aspects of the Nordstrom Merchandise Discount Program, including eligibility, percentage discounts and all other terms and conditions of that program.

               5.3 Employee Benefit Plans. The employees of the LLC, if otherwise eligible, shall be permitted to participate in the Employee Benefit Plans set forth in Schedule 2.1(q), with the exception of those Employee Benefit Plans set forth in Schedule 5.3 from the Closing Date until such future date as the LLC shall communicate to Nordstrom by giving not less than 60 days' advance notice in writing, but in any event not later than the earlier of October 1, 2002, or the date the LLC is no longer an ERISA Affiliate of Nordstrom. Such participation shall be on the terms and conditions that apply to similarly situated employees employed by Nordstrom and the Nordstrom Affiliates. The LLC and/or Nordstrom.com, Inc. shall make timely employer contributions to Nordstrom or to the Employee Benefit Plans (as appropriate) for the cost of benefits (including administrative expenses) incurred on behalf of their employees, as required by the terms of or to provide the benefits under such Employee Benefit Plans, and shall promptly remit any contributions made by such employees to such Employee Benefit Plans. Except as required by law or to the extent such Employee Benefit Plans currently provide, Nordstrom shall not amend the Employee Benefit Plans or change such plans' cost structure in a manner that differentiates between (a) the employees of the LLC and (b) the similarly situated employees of Nordstrom or any Nordstrom Affiliate, division or business unit. By giving Nordstrom not less than 60 days' advance notice in writing, the LLC and/or Nordstrom.com, Inc. may adopt new employee benefit plans specific to the LLC and/or Nordstrom.com, Inc., provided the design of such new plans does not cause Nordstrom's existing plans to lose eligibility for preferential tax treatment. Nordstrom shall use its best efforts to facilitate a transition from the Employee Benefits Plans to such new employee benefit plans. To the extent the LLC and/or Nordstrom.com, Inc. establishes its own employee benefit plans, LLC and/or Nordstrom.com, Inc. shall be considered the "plan sponsor" and "plan administrator" of such plans (as such terms are defined in ERISA), LLC and/or Nordstrom.com, Inc. shall be solely responsible for the funding and legal compliance of such plans in accordance with, but not limited to, the requirements described in 2.1(q)(v) - (x), and LLC and/or Nordstrom.com, Inc. shall indemnify and hold Nordstrom harmless from and against any liability associated with the design, administration and funding of such plans. Subject to the foregoing, nothing in this Section 5.3 shall be interpreted or construed as limiting the right of Nordstrom to otherwise alter, amend or terminate any Employee Benefit Plan, or its underlying terms or provisions.

               5.4 Equity Incentives. Following the Closing, the employees of the LLC and/or Nordstrom.com, Inc. shall be eligible to be considered for stock option grants as follows:

                      (a) The LLC shall maintain an option plan that provides for the grant of nonstatutory options to purchase LLC shares. Such options shall not be exercisable prior to the merger contemplated by Section 5.7.

                      (b) Nordstrom.com, Inc. shall maintain an option plan that provides for the grant of nonstatutory options to purchase shares of the common stock of Nordstrom.com, Inc. Participation in such plan shall be limited to management-level employees of the Business who are employed by Nordstrom.com, Inc. Such options shall be exercisable at any time.

                      (c) Whenever Nordstrom.com, Inc. grants an option to one of its employees to purchase shares of is common stock, the LLC shall grant to Nordstrom.com, Inc. an option to purchase an identical number of LLC shares. Whenever Nordstrom.com, Inc. issues shares of its common stock to one of its employees upon exercise of an option, Nordstrom.com, Inc. shall exercise its option and purchase from the LLC an identical number of LLC shares.

                      (d) Twenty-five percent of the shares of common stock or LLC shares subject to each option granted by Nordstrom.com, Inc. or the LLC shall vest on the first anniversary of the date of grant, and the balance of such shares shall vest in 36 equal monthly increments upon completion of each month of service thereafter.

                      (e) The shares of common stock or LLC shares subject to the options granted by Nordstrom.com, Inc. or the LLC shall be subject to a customary right of first refusal in favor of Nordstrom.com, Inc. and the LLC, respectively. Such options shall also include customary provisions relating to lock-up agreements with underwriters.


               5.5 Employees. At the discretion of the LLC, the management-level Target Employees shall be employed jointly by the LLC and Nordstrom.com, Inc. immediately following the Closing. The other Target Employees shall be employed by the LLC immediately following the Closing. At the discretion of the LLC, all newly hired management-level employees engaged in the Business shall be employed by the LLC or jointly by the LLC and Nordstrom.com, Inc. The other newly hired employees engaged in the Business shall be employed by the LLC. Each newly hired employee engaged in the Business shall acknowledge in writing that (a) compensation levels and employee benefit programs may be modified after December 31, 1999, and (b) such employee will be an employee at will.

               5.6 Nordstrom Holdings. Except as contemplated by the Transaction Documents, Nordstrom Holdings shall not engage in any business or directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint ventureship or other business association or entity prior to the Merger. Nordstrom shall cause Nordstrom Holdings to at all times be a wholly owned Subsidiary of Nordstrom. Without limiting the foregoing, Nordstrom Holdings will not take any of the following actions prior to the Merger without the priority written consent of Nordstrom.com, Inc., which consent shall not be unreasonably withheld:

                             (i) amend its certificate of incorporation or
bylaws (or other comparable corporate charter documents);

                             (ii) declare, set aside or pay any dividends on or
make other distributions (whether payable in cash, stock, property or otherwise) in respect of any of its capital stock; (B) split, combine, reclassify or take similar actions with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (D) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock;

                             (iii) deliver, issue, sell, pledge or encumber or
authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock of, or any other ownership interest in, Nordstrom Holdings, or (B) issue any stock appreciation rights, restricted stock or similar equity based rights;

                             (iv) adopt any bonus, profit sharing, compensation,
severance, termination, stock option, stock appreciation right, pension, retirement, insurance employment or other employee or retiree benefit agreement, trust, plan or other arrangement for the benefit of any Person;

                             (v) acquire (by merger, consolidation or
acquisition of stock or assets) any corporation, partnership or other business organization or division or make any investment in another entity, or sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any of its assets;

                             (vi) authorize or propose or enter into any
contract, agreement, commitment or arrangement involving amounts in excess of $25,000;

                             (vii) create, assume or incur any indebtedness for
borrowed money or guarantee any such indebtedness or assume, guarantee, endorse or become liable on the obligation of any Person in excess of $25,000 in aggregate;

                             (viii) engage in any business other than the
ownership of its membership interests in the LLC;

                             (ix) settle or compromise any federal, state, local
or foreign income tax, involving amounts in excess of $25,000, except to the extent Nordstrom takes actions that affect Nordstrom Holdings as a result of a consolidated tax return;

                             (x) settle or compromise any litigation (whether or
not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, involving amounts in excess of $25,000;

                             (xi) create, assume, or incur any mortgage, lien,
pledge, charge or other security interest or encumbrance of any kind in respect of any of its property of any character, involving amounts in excess of $25,000;

                             (xii) consolidate with or merge with any other
Person or sell, lease or transfer or otherwise dispose of all or any substantial portion of its assets;

                             (xiii) purchase or acquire any capital assets or
make any capital expenditures;

                             (xiv) sell, lease, transfer, pledge, encumber or
otherwise dispose of any of its LLC Shares, including, without limitation, through a merger or consolidation with such other Person; or

                             (xv) enter into any contract, agreement, commitment
or arrangement to do or engage in any of the foregoing.

               5.7 Merger of Nordstrom.com, Inc. and Nordstrom Holdings. At such time as the board of directors of Nordstrom.com, Inc. shall determine in contemplation of an Initial Public Offering, Nordstrom Holdings shall merge with Nordstrom.com, Inc. pursuant to an agreement and plan of merger reasonably satisfactory to Nordstrom and Nordstrom.com, Inc. providing, among other things, that:

                             (i) Nordstrom.com, Inc. shall be the surviving
corporation in the merger;

                             (ii) Nordstrom.com, Inc. shall succeed to and
assume all of the rights and obligations of Nordstrom Holdings pursuant to applicable corporate law;

                             (iii) the certificate of incorporation and bylaws
of Nordstrom.com, Inc. in effect immediately prior to the effective time of the merger shall be the certificate of incorporation and bylaws of the surviving corporation;

                             (iv) the board of directors and officers of
Nordstrom.com, Inc. in effect immediately prior to the effective time of the merger shall be the board of directors and bylaws of the surviving corporation;

                             (v) the capital stock of Nordstrom Holdings held by
Nordstrom immediately prior to the effective time of the merger shall be converted into a number of shares of Series A Preferred Stock of Nordstrom.com, Inc. equal to the number of Series A shares of the LLC owned by Nordstrom Holdings immediately prior to such effective time subject to appropriate adjustment for any stock split, stock dividend, combination, reclassification, reorganization or other similar event affecting the Series A Preferred Stock of Nordstrom.com, Inc. or the Series A shares of the LLC);

                             (vi) each option to acquire a LLC Common Share
shall be assumed by Nordstrom.com, Inc. and shall become an option to purchase one share of Common Stock of Nordstrom.com, Inc.

Notwithstanding the foregoing, if reasonably possible, Nordstrom.com, Inc. will effect the transactions contemplated above by means of a different structure to minimize the tax liabilities of all parties.

               5.8 Nordstrom.com, Inc. Series A Preferred Stock. Until such time as there are any outstanding shares of Series A Preferred Stock, Nordstrom.com, Inc. shall not amend its Amended and Restated Certificate of Incorporation to alter or change the rights, preferences or privileges of the share of such Series A Preferred Stock, if such Series A Preferred Stock would be adversely affected by such amendment in a manner different from other then outstanding series of Nordstrom.com, Inc. Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices, liquidation preferences, and dividend preferences that arise out of differences in the original issue price for each such series). The foregoing covenant will terminate upon issuance of any Series A Preferred Stock to Nordstrom. Nordstrom.com, Inc. shall reserve shares of its Series A Preferred Stock in an amount equal to the number of shares of such preferred stock issuable to Nordstrom in the merger described in Section 5.7.

               5.9 Non-Exclusive License. Effective as of Closing, Nordstrom.com, Inc. shall grant to Nordstrom and the Nordstrom Affiliates a non-exclusive royalty free worldwide right and license to use such Intellectual Property as is reasonably necessary for the operation of the business of Nordstrom and the Nordstrom Affiliates, subject to customary and reasonable terms.


                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

               6.1 Termination. Except as provided in Section 6.2 below, this Agreement may be terminated at any time prior to the Closing:

                      (a) by mutual agreement of Nordstrom and Nordstrom.com, Inc.;

                      (b) by Nordstrom or Nordstrom.com, Inc. if: (i) the Closing has not occurred before 5 p.m. (Pacific Time) on October 31, 1999 (provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement, or (iii) be any Applicable Law shall make consummation of the transactions contemplated by this Agreement illegal;

                      (c) by Nordstrom (if it is not in breach in any material respect of any of its representations, warranties, covenants, or agreements in this Agreement) if (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement by Nordstrom.com, Inc. and (ii) (A) Nordstrom.com, Inc. is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Nordstrom.com, Inc. (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and
(B) as a result of such breach any of the conditions set forth in Section 4.1 or
Section 4.2, as the case may be, would not then be satisfied; or

                      (d) by the Nordstrom.com, Inc., (if it is not in breach of any material respect of any of its representations, warranties, covenants or agreements in this Agreement) if (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement by Nordstrom and (ii)(A) Nordstrom is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Nordstrom (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (B) as a result of such breach the conditions set forth in Section 4.1 or Section 4.3, as the case may be, would not then be satisfied; or

               6.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Nordstrom or Nordstrom.com, Inc., or their respective officers, directors or shareholders or Affiliates, provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination.

               6.3 Amendment. Except as is otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

               6.4 Extension; Waiver. At any time prior to the Closing, Nordstrom and Nordstrom.com, Inc. may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VII

                               GENERAL PROVISIONS

               7.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                      If to Nordstrom to:

                      Nordstrom, Inc.
                      1617 Sixth Avenue, 10th Floor
                      Seattle, WA  98101
                      Attn: Michael A. Stein,
                            Executive Vice President and
                            Chief Financial Officer
                      Attn: Corporate Secretary

                      with a copy to:

                      Lane Powell Spears Lubersky LLP
                      1420 Fifth Avenue, Suite 4100
                      Seattle, WA  98101-2338
                      Facsimile No.: (206) 223-7107
                      Attn: Michael E. Morgan

                      If to Nordstrom.com, Inc.

                      Nordstrom.com, Inc.
                      c/o Benchmark Capital
                      2480 Sand Hill Road, Suite 200
                      Menlo Park, California 94025
                      Facsimile No.: (650) 854-8183
                      Attn: President and Chief Executive Officer

                      with a copy to:

                      Gunderson Dettmer Stough Villeneuve
                      Franklin & Hachigian, LLP
                      155 Constitution Drive
                      Menlo Park, California 94025
                      Facsimile No.: (650) 321-2800
                      Attn: Brooks Stough

               All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 7.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 7.1, be deemed given upon facsimile confirmation, (iii) if delivered by mail in this manner described above to the address as provided for in this Section 7.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 7.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

               7.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understanding, both written and oral, among the parties with respect to the subject matter hereof.

               7.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by the Transaction Documents and otherwise to cause the other party to fulfill its obligations hereunder and thereunder and the transactions contemplated hereby and thereby.

               7.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

               7.5 Third-Party Beneficiaries. Except as contemplated by Section
5.1 with respect to Nordstrom Indemnities and Nordstrom.com, Inc. Indemnities, terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

               7.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

               7.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

               7.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such


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


illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

               7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

               7.10 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather than shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

               7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

               7.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               7.13 Dispute Resolution. The parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except for an action seeking a temporary restraining order or injunction related to the purposes of this Agreement, suit to compel compliance with this dispute resolution process, or entry and enforcement of any judgment on any arbitration award, the parties agree to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the parties. The discussions will commence within fifteen (15) days after notice of a dispute from any party.

                      (a) If a determination is made by any party that continuation of the negotiation process is not warranted, the dispute shall be first submitted to mediation by a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association. Any party may demand such mediation in accordance with the procedures set out in those rules, which shall commence within thirty (30) days of such demand.

                      (b) If a determination is made by any party that continuation of the mediation process is not warranted or if all of the matters in dispute are not resolved through mediation, the dispute shall be submitted to binding arbitration by an arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any party may demand such arbitration in accordance with the procedures set out in those rules, which shall commence within thirty
(30) days of such demand. Each party to the dispute shall have the right to take the deposition of individuals and expert witnesses designated by the other party. Each party to the dispute shall also have the right to request production of relevant documents, the scope and enforcement of which shall be governed by the arbitrator. Additional discovery may be only by order of the arbitrator, and only upon a showing of substantial need. The arbitrator shall be authorized to issue subpoenas for the purpose of requiring attendance of witnesses at depositions. The parties to the dispute may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty
(30) days after the close of hearings. The award rendered by arbitration shall be final, binding and nonappealable judgment, and the award may be entered in any court of competent jurisdiction in the United States. Special, consequential or punitive damages shall not be awarded by the arbitrator.

                      (c) Any mediation or arbitration shall be held in Seattle, Washington, or such other location as mutually agreed upon by the parties to the dispute. The mediator or arbitrator shall control the scheduling so as to process the matter expeditiously. The times specified herein may be extended upon mutual agreement of the parties to the dispute or by the arbitrators upon a showing of good cause.

               IN WITNESS WHEREOF, Nordstrom and Nordstrom.com, Inc. have caused this Agreement to be signed, all as of the date first written above.


                                      NORDSTROM, INC.




                                      ------------------------------------------
                                      Name:  Michael A. Stein
                                      Title: Executive Vice President and
                                             Chief Financial Officer


                                      NORDSTROM.COM, INC.



                                      ------------------------------------------
                                      Name:  Steven M. Spurlock
                                      Title: President


                                       44